^
                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                     DIAMOND HILL INVESTMENT GROUP, INC.
                 REPORTS RESULTS FOR THE FIRST QUARTER 2006
               ASSETS UNDER MANAGEMENT CLIMB TO $2.18 BILLION

     Columbus,  Ohio -- May 1, 2006, -- Diamond Hill  Investment  Group,
Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended
March 31, 2006. Assets under management increased by 221% to $2.181 billion compared to $679 million at the end of the first quarter of 2005 while investment management revenue of $4.9 million for the quarter increased by 312% compared to 2005. Revenue included $1.6 million in performance incentive fees compared to $211 thousand in the first quarter of 2005. Both assets under management and investment management revenue continue to be driven higher by strong investment returns in client portfolios. Net income for the quarter was $1.25 million or $0.58 per diluted share compared to net income of $397 thousand or $0.20 per diluted share in 2005. The company's 2005 first quarter results do not reflect any provision for incentive compensation or income taxes because neither was considered probable at that point in time; however, provisions for both are included in 2006.

     Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce investment returns for our clients. I am pleased that we have continued to deliver strong results. Our efforts to market our funds and managed portfolios resulted in $582 million in new client investments in the first quarter of 2006 compared to $133 million in the first quarter of 2005, an increase of 338%.

     "Our responsibility to shareholders is at the heart of our second objective which is to grow the intrinsic value of the company at a rate sufficient to fairly compensate our shareholders. Important financial goals, which will help us to achieve growth in intrinsic value, include improving operating margins to 30%, utilizing tax loss carry-forwards and recouping the subsidy of mutual fund administration. We are pleased that we are making progress on each goal. Operating margin in the first quarter of 2006 increased to 25% from 15% for the full year 2005, we continue to utilize tax loss carry forwards and the strong growth in assets managed in our mutual funds resulted in net mutual fund administration income of $268 thousand in the first quarter of 2006. Income before taxes for the quarter of $1.9 million represents a 39% pre-tax profit margin compared to 22% for the full year of 2005."


				 Q1 2006	 Q1 2005	Change
Investment management revenue	$4,903,854     	$1,188,990	 312%
  Net operating income		$1,225,964	$  340,475	 260%
Mutual fund administration	$  268,291	$  (74,133)	  n.m.
Investment return		$  425,118	$  130,291	 226%
  Income before taxes		$1,919,373	$  396,633	 384%
Net income			$1,252,612	$  396,633	 216%
Earnings per share - basic	$  0.71		$  0.24		 196%
Earnings per share - diluted	$  0.58		$  0.20		 190%
  Assets under management	$2.181 billion	$679 million	 221%


About Diamond Hill:

     Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.


                                     ###

            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363